EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 11, 2021, among Pioneer Energy Services Corp., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and security agent (in such capacity, the “Security Agent”), under the indenture referred to below.
RECITALS
WHEREAS, the Company and the Guarantors heretofore executed and delivered to the Trustee and the Security Agent an indenture, dated as of May 29, 2020, as amended by that certain First Supplemental Indenture, dated as of March 4, 2021 (the “Indenture”), providing for the issuance of the Company’s Senior Secured Floating Rate Notes due 2025 (the “Notes”);
WHEREAS, Section 10.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes;
WHEREAS, the Company proposes to amend and supplement the Indenture as set forth herein (the “Proposed Amendments”), and has solicited consents to the Proposed Amendments from holders of the Notes (the “Holders”) by distributing to such Holders the form of this Second Supplemental Indenture and instructions and standard consent forms for delivery of consents through the DTC WINS system (the “Consent Solicitation”);
WHEREAS, the Company has received and delivered to the Trustee evidence of the requisite consents from Holders constituting 63.21% in aggregate principal amount of the outstanding Notes to effect the Proposed Amendments under the Indenture with respect to the Notes;
WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that execution of this Second Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent and covenants provided for in the Indenture related thereto have been satisfied;
WHEREAS, the Company has requested that the Trustee and Security Agent execute and deliver this Second Supplemental Indenture; and
WHEREAS all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantors, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.
Section 1.2.    Definition of Terms. For all purposes of this Second Supplemental Indenture:
(a)    Capitalized terms used herein without definition shall have the meanings set forth in the Indenture;
(b)    a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
(c)    the singular includes the plural and vice versa; and
(d)    headings, subheadings and captions are for convenience of reference only and do not affect interpretation.
ARTICLE II
AMENDMENTS
Section 2.1.    Amendments to the Indenture. Effective and operative as of the times set forth in Section 3.1 of this Second Supplemental Indenture, the Proposed Amendments, as set forth in this Article 2, shall apply to the Notes and be effective. Any provision of the certificates for the Notes that conflicts with the express provisions of this Second Supplemental Indenture shall be deemed to be amended so as to cure such inconsistency, and the provisions of this Second Supplemental Indenture shall control.
Section 2.2.    Definition of Capitalized Amount. The definition of “Capitalized Amount” in Section 1.01 of the Indenture is hereby amended and restated so as to read in its entirety as follows:
“Capitalized Amount” means, for each PIK Interest Payment Date, an amount per Note equal to the percentage, if any, elected by the Company pursuant to the first sentence of Section 2.12(a), of the interest accrued on the Capitalized Principal Amount as of the immediately preceding PIK Interest Payment Date, calculated at the rate specified in the form of Note for the period from, and including, such immediately preceding Interest Payment Date.

Section 2.3.    PIK Interest. Section 2.12(a) of the Indenture is hereby amended and restated so as to read in its entirety as follows:
(a)    On each PIK Interest Payment Date, the Company may, at its election, pay up to 50% of the interest due and payable on the Notes in PIK Interest. In the event that the Company shall determine to pay PIK Interest for any PIK Interest Period, then the Company shall direct the Trustee in a written order dated and delivered no later than five Business Days prior to the applicable PIK Interest Payment Date to increase the Capitalized Principal Amount of the Notes by the Capitalized Amount for such PIK Interest Payment Date, effective as of such Interest Payment Date, and pay the remainder of the interest due and payable on the Notes in cash. The Trustee, or the Custodian acting at the direction of the Trustee, on receipt of such written order shall increase the Capitalized Principal Amount accordingly to the credit of the Holders on the applicable record date and appropriate adjustments will be made on the books and records of the Trustee with respect to such increase; provided that the Capitalized Principal Amount shall be rounded up to the nearest $1.00. Notwithstanding the foregoing or anything to the contrary in this Indenture, if the Notes are represented by one or more Certificated Notes, or if the Company is prohibited by the requirements of the Depository or law with respect to Global Notes from paying interest by increasing the Capitalized Principal Amount of the Notes, the Company may, at its option, in lieu of increasing the Capitalized Principal Amount of the Notes by the Capitalized Amount for such Interest Payment Date, pay interest due and payable on such Certificated Notes or Global Notes, as the case may be, by directing the Trustee to authenticate additional Notes (in the form of Certificated Notes or Global Notes, as applicable) on the relevant PIK Interest Payment Date (the “PIK Notes”) in an aggregate principal amount equal to the relevant Capitalized Amount. If the Company elects to issue PIK Notes, the Company shall deliver to the Trustee no later than five Business Days prior to the applicable PIK Interest Payment Date appropriate PIK Notes duly executed by the Company together with a written order to authenticate and deliver such PIK Notes, dated as of the applicable PIK Interest Payment Date, in an aggregate amount equal to the Capitalized Amount for the applicable interest period (rounded up to the nearest $1.00). The Trustee, or the Custodian acting at the direction of the Trustee, on receipt of such written order shall authenticate and deliver such PIK Notes to the Holders on the applicable record date and appropriate adjustments will be made on the books and records of the Trustee with respect to such PIK Notes. Any PIK Notes delivered pursuant to the provisions hereof shall be on the same terms and conditions, and shall be treated as a single class for all purposes (including waivers, amendments, conversions and offers to purchase) as the Initial Notes under this Indenture. For the avoidance of doubt, interest on the Notes in respect of any PIK Interest Period for which a written order is not delivered in accordance with the Indenture must be paid entirely in cash.
ARTICLE III
MISCELLANEOUS
Section 3.1.    Effectiveness.

(a)    This Second Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture as of the date hereof.
(b)    The Proposed Amendments, as set forth in Article 2 hereof, shall become operative with respect to the Notes at such time as the Company, the Guarantors, the Trustee and the Security Agent, as applicable, shall have executed this Second Supplemental Indenture to give effect to the Proposed Amendments.
(c)    Upon becoming operative (and not before), all provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Second Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.
Section 3.2.    Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect.
Section 3.3.    Trustee and Security Agent Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee or the Security Agent, and neither the Trustee nor the Security Agent assumes any responsibility for the correctness thereof. Neither the Trustee nor the Security Agent makes any representation as to the validity or sufficiency of this Second Supplemental Indenture.
Section 3.4.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE (AS SUPPLEMENTED BY THIS SECOND SUPPLEMENTAL INDENTURE), THE NOTES AND THE SUBSIDIARY GUARANTEES.
Section 3.5.    Severability. In case any provision in the Indenture (as supplemented by this Second Supplemental Indenture) or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 3.6.    Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by fax or .pdf transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto.
Section 3.7.    The Trustee and the Security Agent. Wilmington Trust, National Association is entering into this Second Supplemental Indenture solely in its capacity as Trustee and Security Agent under the Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Security Agent by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee and the Security Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Security Agent with respect hereto. The recitals above shall constitute statements of the Company, and neither the Trustee nor the Security Agent assume any responsibility for their accuracy.
Section 3.8.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from this Second Supplemental Indenture and that the guarantee made by it pursuant to its respective Guarantee is knowingly made in contemplation of such benefits.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Second Supplemental Indenture to be duly executed as of the date first written above.

PIONEER ENERGY SERVICES CORP., a Delaware corporation
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER DRILLING SERVICES, LTD., a Texas corporation
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER PRODUCTION SERVICES, INC., a Delaware corporation
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER WIRELINE SERVICES HOLDINGS, INC., as Guarantor
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER WIRELINE SERVICES, LLC, as Guarantor
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER WELLS SERVICES, LLC, as Guarantor
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER FISHING & RENTAL SERVICES, LLC, as Guarantor
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

PIONEER COILED TUBING SERVICES, LLC, as Guarantor
By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief     Financial Officer

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Second Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Security Agent

By:    /s/ Jane Schweiger
Name:    Jane Schweiger
Title:    Vice President